Exhibit 99.1

MariMed Secures New Funding from Long-Term Capital Partner

Capital Infusion to Strengthen Balance Sheet and Provide Funding for Strategic Acquisitions

$46 Million Dollar Financing Facility to Accelerate Company Growth Strategy

NORWOOD, Mass., March 2, 2021 - MariMed, Inc. (OTCQX: MRMD) (the “Company” or “MariMed”), a leading multi-state cannabis operator focused on health and wellness, today announced the closing of a $46 million financing facility with Hadron Healthcare Fund (“Hadron”) pursuant to the terms of a Securities Purchase Agreement (“SPA”). Today’s initial funding of $23 million will be used to repay substantially all of the Company’s long-term debt other than mortgage-backed loans as well as to upgrade and expand MariMed’s owned and managed cannabis facilities. The balance of the committed funds will be available for MariMed to continue executing on its strategic plan and complete the consolidation of other state cannabis businesses into MariMed.

“We are thrilled to have been selected by Hadron as their preferred partner to complete this strategic investment in the US MSO sector,” said Bob Fireman, CEO of MariMed. “This financing is a substantial recognition of both the Company’s position in the industry as well as the strength and track record of our management team. This infusion of capital comes at a key inflection point for MariMed and will not only further strengthen our balance sheet, but also enable us to complete targeted acquisitions and strongly position us to act on other attractive opportunities for accelerated growth as the cannabis industry continues to evolve.”

MariMed intends to utilize this capital investment to position itself as one of the leading vertically integrated US multi-state cannabis operators. The Company expects to expand its cultivation capacity to increase cannabis production and implement automated technologies and specialized equipment to improve the efficiencies in the Company’s production labs and kitchens in order to produce greater volumes of MariMed’s portfolio of proprietary brands and infused products. MariMed’s executive leadership team has significant experience and an extensive track record of executing in the cannabis industry. To date, the MariMed team has successfully won 17 cannabis licenses in multiple states for itself and on behalf of its clients and has developed over 300,000 square feet of state-of-the-art, regulatory compliant cultivation, production and dispensing facilities.

“When we looked at the history of the MariMed and its management team, we strongly felt MariMed was the best opportunity for our continued interest and investment into the United States MSO space,” said Marco D’Attanasio, CIO of Hadron Capital (Cayman) Ltd, the investment manager of Hadron Healthcare Fund. “MariMed’s strong brand presence, operational excellence, and management track record, supported by our capital investment, will give them the best tools to continue to execute and drive stockholder value. We view MariMed assets and revenue as a platform to build a top professional and profitable MSO in the cannabis industry. We look forward to working with them as a long-term partner.”

Transaction Details

The SPA provides for the sale of up to $46 million of Series C Convertible Preferred Shares of the Company. At today’s initial closing, Hadron purchased $23 million of Units for $3.70 per Unit. Each Unit consists of one share of Series C Preferred Stock and a Common Stock purchase warrant. Each share of Series C Preferred Stock is convertible, at Hadron’s option, into five shares of Common Stock and each warrant is exercisable, at an exercise price of $1.087 per share, for one-half of a share of Common Stock for each conversion share (2 ½ warrants shares per Unit). The balance of the committed funds (up to $23 million) will be issued on the same terms as the securities issued today and will be available for MariMed to complete the consolidation of other state cannabis businesses units into MariMed. In addition, if Hadron exercises all of the warrants for cash, MariMed will receive additional proceeds of approximately $34 million. Beacon Securities Limited introduced the parties to the transaction.

About Hadron Capital (Cayman) Ltd

Hadron Capital (Cayman) Ltd is an independent investment manager with global reach that was founded in 2004. Hadron has a track record of strong returns and has won multiple performance awards over the years.

Hadron was an early investor in some of the largest multi-state operators in the sector and its US cannabis investment portfolio is valued at over US $300 million. Hadron’s investment philosophy is strongly based on bottom-up, thorough and deep analysis. Hadron works with companies to unleash value and acts as a long-term financial partner and provider of capital for their portfolio companies.

About MariMed

MariMed Inc., a multi-state cannabis operator, is dedicated to improving the health and wellness of people through the use of cannabinoids and cannabis products. The Company develops, owns, and manages seed to sale state-licensed cannabis facilities, which are models of excellence in horticultural principles, cannabis cultivation, cannabis-infused products, and dispensary operations. MariMed has an experienced management team that has produced consistent growth and success for the Company and its managed business units, keeping it at the forefront of cannabis science and innovation. Proprietary formulations created by the Company’s technicians are embedded in its industry-leading products and brands, including Betty’s Eddies™, Nature’s Heritage™, Bourne Baking Co., and Kalm Fusion™. For additional information, visit marimedinc.com.

Important Caution Regarding Forward-Looking Statements:

This release contains certain forward-looking statements and information relating to MariMed Inc. that is based on the beliefs of MariMed Inc.’s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events, including estimates and projections about its business based on certain assumptions of its management, including those described in this release. These statements are not guaranteeing of future performance and involve risk and uncertainties that are difficult to predict, including, among other factors, changes in demand for the Company’s services and products, changes in the law and its enforcement, and changes in the economic environment. Additional risk factors are included in the Company’s public filings with the SEC. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as “hoped,” “anticipated,” “believed,” “planned, “estimated,” “preparing,” “potential,” “expected,” “looks” or words of a similar nature. The Company does not intend to update these forward-looking statements. None of the content of any of the websites referred to herein (even if a link is provided for your convenience) is incorporated into this release and the Company assumes no responsibility for any of such content.

All trademarks and service marks are the property of their respective owners.

Company Contact – MRMD

Jon Levine, CFO

MariMed Inc.

Investor Relations

Rob Kelly

Mattio Communications

ir@mattio.com

Media Relations

Patrick Martin

Mattio Communications

marimed@mattio.com